EXHIBIT 10.2

LICENSE AGREEMENT

BETWEEN

BIOVEST INTERNATIONAL, INC.

AND

AUTOVAXID, INC.

This License Agreement (this “Agreement”) effective as of December 8, 2006, by and between Biovest International, Inc., a Delaware corporation (“Biovest”), and AutovaxID, Inc., a Florida corporation (“AutovaxID”) (collectively the “Parties”).

WITNESSETH:

WHEREAS, Biovest has developed the automated cell production instrument known as Autovax (the “Autovax Automated Instrument”);

WHEREAS, AutovaxID wishes to enter into an agreement to obtain the exclusive license for the Autovax Automated Instrument in the Territory (hereinafter defined) from Biovest in order to manufacture, market and commercialize the Autovax Automated Instrument in the Territory in accordance therewith; and

WHEREAS, Biovest is willing to grant such license to AutovaxID under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

As used herein, capitalized terms shall have the following meanings:

1.1 “Affiliate,” with respect to any Party, shall mean any person or entity controlling, controlled by, or under common control with such Party. For these purposes, “control” shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a person or entity.

1.2 “Autovax Automated Instrument” shall mean the automated instrument developed by Biovest to produce vaccines and other cell related products in a closed cell system as more fully described in Exhibit B and as covered by the Licensed Patent rights owned by Biovest under the patent numbers described in Exhibit A, together with any successor innovation thereto developed by Biovest or its Affiliates.

1.3 “Biovest Licensed Technology” shall mean any and all information, and all patentable and non-patentable inventions (including, without limitation, all Joint Inventions), improvements, discoveries, claims, formulae, processes, methods, trade secrets, technologies, data and know-how owned, licensed or controlled by Biovest or to which Biovest has the right to grant licenses or sublicenses before or during the term of this Agreement related to the automated instrument designed and developed by Biovest to produce vaccines and other cell related products in a closed cell system described in Exhibit B.

1.4 “Effective Date” shall mean the date first written above.

1.5 “Joint Invention” shall mean any invention for which it is determined, in accordance with applicable law, that both: (i) employees or agents of AutovaxID or any other persons obligated to assign such Invention to AutovaxID, and (ii) employees or agents of Biovest or any other persons obligated to assign such invention to Biovest, are joint inventors of such invention.

1.6 “Know-How” shall mean any and all know-how shared by the Parties under this Agreement.

1.7 “Licensed Patents” shall mean any current and future Patent, owned or controlled by Biovest, or any of the same jointly owned or controlled by Biovest and that relate to the Biovest Licensed Technology, including Patents set forth on Exhibit A.

1.8 “Licensed Product” shall mean the Autovax Automated Instrument as defined herein and all disposables and equipment related thereto.

1.9 “Net Sales” shall mean the gross amount invoiced for Licensed Products sold by AutovaxID and/or its Affiliates in arm’s length sales or commercial transactions to a Third Party (excluding sales to Accentia Biopharmaceuticals, Inc. for its use inside or outside the Territory or for resale outside the Territory), less deductions for:

(a) commissions, trade, quantity and cash discounts or rebates actually allowed or given;

(b) credits, allowances or refunds given or made for rejected, outdated or returned Licensed Products, if applicable;

(c) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof; and

(d) any prepaid or invoiced charges for freight, postage, shipping, import or export taxes, insurance or charges for returnable containers.

1.11 “Party” shall mean AutovaxID or Biovest and, when used in the plural, shall mean AutovaxID and Biovest.

1.12 “Patent” means (i) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.13 “Sublicensee” shall mean any Third Party granted a sublicense by AutovaxID pursuant to Section 3.2 hereof.

1.14 “Sublicensee Net Sales” shall mean the gross amount invoiced for all Licensed Products sold by a Sublicensee to a Third Party, less deductions for:

(a) commissions, trade, quantity and cash discounts or rebates actually allowed or given;

(b) credits, allowances or refunds given or made for rejected, outdated or returned Licensed Products, if applicable;

(c) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof; and

(d) any prepaid or invoiced charges for freight, postage, shipping, import or export taxes, insurance or charges for returnable containers.

1.15 “Sublicensee Revenue” shall mean any and all revenue or other consideration received by AutovaxID from a Sublicensee for Licensed Product under this Agreement, including but not limited to, revenue from sales of Licensed Products, upfront revenue, milestone revenue, royalty income, and the market value at the time of transfer of all non-monetary consideration such as barter or counter-trade in the country of disposition.

1.16 “Territory” shall mean the United States, Canada and Mexico.

1.17 “Third Party” means any person or entity other than AutovaxID, Biovest or any Affiliate of either AutovaxID or Biovest.

1.18 “Valid Claim” shall mean a claim of any issued or granted Licensed Patent which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

2.2 Representations and Warranties of Biovest. Biovest hereby represents and warrants to AutovaxID that:

(a) Biovest has the right to grant licenses and sublicenses therefor without the consent or approval of any Third Party;

(b) To the best of Biovest’s knowledge, all the Licensed Patents listed on Exhibit A are in full force and effect and have been maintained to date;

(c) Biovest is not aware of any asserted or unasserted claim or demand against the Biovest Licensed Products;

(d) To the best of Biovest’s knowledge, the Biovest Licensed Product does not infringe upon any patent or other proprietary rights of any other Third Party; and

(e) Biovest has not entered into any agreement with any Third Party which is in conflict with the rights granted to AutovaxID pursuant to this Agreement.

2.3 Disclaimer.

(a) Government Rights; Research and Development. Biovest’s rights in the Licensed Product may be subject to the royalty-free rights of the US Government, if any, in the Patents and Licensed Product to manufacture, have manufactured, and use any Products, including Licensed Product, for research and development purposes.

(b) Disclaimer of Other Warranties. EXCEPT AS PROVIDED HEREIN, THE BIOVEST LICENSED PRODUCT IS PROVIDED AND LICENSED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. EXCEPT AS EXPRESSLY PROVIDED, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY THAT THE BIOVEST LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY.

2.4 Employee Agreements. Each Party warrants that it has, and covenants that it will have, entered into a proprietary information and inventions agreement with each of its employees prior to the time that any such employee shall receive confidential information from a disclosing party or begin work related to this Agreement. Such agreement shall minimally set forth employee obligations to assign inventions to the inventing Party and to maintain confidentiality of confidential information consistent with the terms of this Agreement.

ARTICLE 3 - LICENSE GRANT

3.1 Grant of License.

(a) Subject to the terms and conditions of this Agreement, Biovest hereby grants to AutovaxID an exclusive license throughout the Territory, with the right to grant sublicenses (subject to Section 3.2), to make, use, sell and commercialize the Licensed Product.

(b) Subject to the terms and conditions of this Agreement, Biovest hereby grants to AutovaxID a nonexclusive, perpetual license to use its Know-How to develop, manufacture, use, sell and commercialize the Licensed Product.

(c ) Subject to the terms and conditions of this Agreement, Biovest hereby grants to AutovaxID a nonexclusive license throughout the Territory, with the right to grant sublicenses (subject to Section 3.2) to use the trade names “Autovax” and “AutovaxID”.

For the avoidance of doubt, the rights and license granted hereby are limited to the Autovax Automated Instrument as defined herein and specifically no rights or license is granted to AutovaxID under this Agreement to: (i) develop, market, produce or commercialize any cell related product or vaccine including, but not limited to, the anti-cancer vaccine now or in the future developed or owned by Biovest, including the vaccine known as BiovaxID; (ii) manufacture, sell, market or commercialize any cell production instrument or equipment now or in the future developed, owned or licensed by Biovest except only the automated cell production equipment described in Exhibit A or (iii) manufacture, sell, market or commercialize the automated instrument developed by Biovest as described in Exhibit B or any disposable related thereto outside or for use outside the Territory.

(d) Notwithstanding anything to the contrary herein, the license granted hereunder shall not include use of the Licensed Product for purposes of producing stem cells or therapeutics.

3.2 Right to Grant Sublicenses. Subject to Section 9.2 hereof, AutovaxID shall not have the right to sublicense the Biovest Licensed Product in the Territory without the consent of Biovest, which consent may be withheld in Biovest’s discretion.

3.3 [Reserved]

3.4 Intellectual Property. Any and all intellectual property developed by the Parties related to the Biovest Licensed Product, including Joint Inventions and inventions developed solely by either Biovest or AutovaxID, shall be the sole and exclusive property of Biovest. Such intellectual property shall be considered a Biovest Licensed Product and therefore subject to the license rights granted to AutovaxID in this Article 3. All intellectual property developed by AutovaxID (Joint Inventions and inventions developed solely by AutovaxID), not directly or indirectly related to the Biovest Licensed Product shall be the sole and exclusive property of AutovaxID. All intellectual property developed solely by Biovest not related to the Biovest Licensed Product shall be the sole and exclusive property of Biovest, subject to no license to such intellectual property to AutovaxID. AutovaxID shall have no rights in any intellectual property related to Licensed Product developed jointly by Biovest with any third parties.

ARTICLE 4 - ROYALTY PAYMENTS AND REPORTS

4.1 License Fee. As consideration for entering into this Agreement, AutovaxID shall pay to Biovest ten (10) dollars within thirty (30) days of the Effective Date.

4.2 Royalty Free. The License shall be royalty free. For clarification, Biovest shall not be required hereunder to pay any royalty based on Net Sales or Sublicensee Revenue or otherwise.

ARTICLE 5 - PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT

5.1 Patent Prosecution and Maintenance.

(a) Responsibility. Biovest shall continue to have full responsibility for and shall control the preparation and prosecution and maintenance of all Licensed Patents.

(b) Cooperation. Each Party agrees to cooperate with the other Party to execute any documents necessary or desirable to secure and perfect the other Party’s legal rights and worldwide ownership in the other Party’s intellectual property, including, but not limited to documents relating to patent, trademark and copyright applications. Each Party agrees to take actions reasonably necessary to diligently prosecute and maintain its intellectual property in major commercial markets where viable protection is available. Each party or its representatives shall be entitled to meet and confer with the other Party and their patent counsel at reasonable times and places.

5.2 Limitations on Publications. The Parties agree that no one Party shall publish the results of any studies, whether conducted by its own employees or in conjunction with a Third Party, carried out pursuant to this Agreement or confidential information received from the other Party that is relating to a Licensed Product, without the prior written approval of the other Party. Each Party agrees to provide the other Party with a copy of any proposed abstracts, presentations, manuscripts, or any other disclosure which discloses clinical study results pursuant to this Agreement or confidential information received from the other Party at least one hundred twenty (120) days prior to their intended submission for publication and agrees not to submit or present such disclosure until the Party not seeking to disclose such information provides its prior written approval. Such written approval will not be unreasonably withheld unless such proposed disclosure could reasonably harm or impair a Party’s intellectual property assets or may reasonably cause commercial harm to a Party.

5.3 Notification of Infringement. If either Party learns of an infringement or threatened infringement by a Third Party of any Licensed Patent granted hereunder within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement, and Section 5.4 shall be applicable.

5.4 Patent Enforcement. Biovest shall have the first right, but not the duty, to institute patent infringement actions against third parties based on any Licensed Patent under this Agreement. If Biovest does not institute an infringement proceeding against an offending Third Party within ninety (90) days after receipt of notice from AutovaxID, AutovaxID shall have the right, but not the duty, to institute such an action. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Any award paid by third parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both Parties instituted and maintained such action, such award shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action.

5.5 Infringement Action by Third Parties.

(a) Claim or Suit Against AutovaxID. In the event of the institution of any claim or suit by a Third Party against AutovaxID for patent infringement involving the manufacture, use, lease or sale of any Licensed Product in the Territory, and related to Biovest Licensed Technology, AutovaxID shall promptly notify Biovest in writing of such claim or suit. AutovaxID shall have the right to defend such claim or suit at its own expense and Biovest hereby agrees to assist and cooperate with AutovaxID, at Biovest’s own expense, to the extent necessary in the defense of such claim or suit. During the pendency of such claim or suit.

(b) Claim or Suit Against Biovest. In the event of the institution of any claim or suit by a Third Party against Biovest for patent infringement involving the manufacture, use, lease or sale of any Licensed Product in the Territory, Biovest shall promptly notify AutovaxID in writing of such claim or suit. Biovest shall have the right to defend such claim or suit at its own expense and AutovaxID hereby agrees to assist and cooperate with Biovest, at AutovaxID’s own expense, to the extent necessary in the defense of such claim or suit.

(c) Indemnity. AutovaxID shall be responsible to pay any damage, cost or royalty required to be paid by AutovaxID or Biovest to such Third Party provided such damage, cost or royalty is related to sales or activities by AutovaxID.

ARTICLE 6 - CONFIDENTIALITY

6.1 Use of Name. Biovest agrees not to use directly or indirectly AutovaxID’s name without AutovaxID’s prior written consent except as part of its required filings or in connection with a discussion of the business of Biovest. AutovaxID agrees not to use directly or indirectly Biovest’s name or information without Biovest’s prior written consent. Notwithstanding the foregoing, AutovaxID and Biovest may include an accurate description of the terms of this Agreement to the extent required under federal or state securities or other disclosure; and AutovaxID may use Biovest’s names in various documents used by AutovaxID for capital raising and financing purposes.

6.2 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement, as required by law (upon which prior notice of disclosure shall be given to the other Party), or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for three (3) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose other than proper performance hereunder any information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was independently developed by or for the receiving Party by persons not having access to such information, as determined by the written records of such party.

6.3. Obligations of Employees and Consultants. The Parties each represent that all of its employees and the employees of its Affiliates, and any collaborators or consultants to such Party or its Affiliates, who shall have access to confidential information of the Parties are bound by written obligations to maintain such information in confidence and not to use such information except as expressly permitted herein. Each Party agrees to enforce confidentiality obligations to which its employees and consultants (and those of its Affiliates) are obligated.

ARTICLE 7 - INDEMNIFICATION

7.1 Indemnification by AutovaxID. AutovaxID shall defend, indemnify and hold Biovest, its officers, directors, employees and consultants harmless from and against any and all Third Party claims, suits or demands, threatened or filed, for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to the distribution, testing, manufacture, use, lease, sale, consumption on or application of Licensed Product by AutovaxID, its Affiliates or its Sublicensees pursuant to this Agreement, including, without limitation, claims for any loss, damage, or injury to persons or property, or loss of life, relating to the promotion and advertising of Licensed Products and/or interactions and communications with governmental authorities, physicians or other Third Parties relating to the Licensed Products (“Claims”). The foregoing indemnification shall not apply to any Third Party Claims to the extent are caused by the gross negligence or willful misconduct of Biovest.

7.2 Indemnification by Biovest. Biovest shall defend, indemnify and hold AutovaxID, its officers, directors, employees and consultants harmless from and against any and all Third Party Claims for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to Biovest’s activities contemplated under this Agreement, including, but not limited to, (a) breach of the representations, warranties and obligations of Biovest hereunder, or (b) any tax, duty, levy or government imposition on any sums payable by AutovaxID to Biovest hereunder. The foregoing indemnification shall not apply to any Claims to the extent caused by the gross negligence or willful misconduct of AutovaxID.

7.3 Notice. In the event that either Party seeks indemnification under Sections 7.1 or 7.2, the Party seeking indemnification agrees to (i) promptly inform the other Party of the Third Party Claim, (ii) permit the other Party to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of that Party), and (iii) cooperate as reasonably requested (at the expense of that Party) in the defense of the Claim.

7.4 Insurance.

(a) Prior to the first sale of any Licensed Product by AutovaxID under this Agreement, AutovaxID shall obtain and maintain broad form comprehensive general liability insurance and Licensed Product liability insurance with a reputable and financially secure insurance carrier, subject to approval by Biovest’s primary insurance broker, to cover such activities of AutovaxID and AutovaxID’s contractual indemnity under this Agreement. Such insurance shall provide minimum annual limits of liability of $5,000,000 per occurrence and $5,000,000 in the aggregate with respect to all occurrences being indemnified under this Agreement. Such insurance policy shall name Biovest as an additional insured and shall be purchased and kept in force for the period of five (5) years after the cessation of sales of all Licensed Products under this Agreement.

(b) In the event that AutovaxID chooses to rely on any strategic partners of AutovaxID to satisfy any of the requirements for insurance under this Section 7.4, then AutovaxID shall provide details of such coverage to Biovest for its information. Any such coverage must substantially comply with the form, scope and amounts set forth in this Section 7.4(a) which are applicable to such insurance. In the event that any such insurance is a self-insured plan, AutovaxID shall determine that such strategic partner’s self-insured plan is adequate given the financial condition of such strategic partner. At Biovest’s request, which shall not be more frequently than annually, AutovaxID shall provide Biovest with a certificate of such insurance or written verification by such strategic partner of such self-insurance.

(c) At Biovest’s request, which shall not be more frequently than annually, AutovaxID shall provide Biovest evidence of any insurance obtained pursuant to Section 7.4(a). AutovaxID shall not, and shall not permit any strategic partner to, cancel or materially reduce the coverage of any policy of insurance required under this Section 7.4(a) without giving Biovest thirty (30) days prior written notice thereof.

ARTICLE 8 – TERM; TERMINATION

8.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall terminate as to each Licensed Product and as to each country in the Territory, upon the expiration of the last to expire Valid Claim of a Licensed Patent necessary for the manufacture, use or sale of such Licensed Product in such country.

8.2 Breach. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect within thirty (30) days after such notice unless the defaulting Party shall cure such default within said thirty (30) days. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

8.3 Termination by AutovaxID. AutovaxID shall have the right to terminate the licenses granted herein, in whole or as to any Licensed Product in the Territory, at any time, and from time to time, by giving notice in writing to Biovest. Such termination shall be effective thirty (30) days from the date such notice is given, and all AutovaxID’s rights associated therewith shall cease as of that date, subject to Section 8.5.

8.4 Rights to Sell Stock on Hand. Upon the termination of any license granted herein, in part or in whole or as to any Licensed Product, for any reason other than a failure to cure a material breach of the Agreement by AutovaxID, AutovaxID shall have the right for one (1) year or such longer period as the Parties may reasonably agree to dispose of all Licensed Products or substantially completed Licensed Products then on hand to which such termination applies, and royalties shall be paid to Biovest with respect to such Licensed Products as though this Agreement had not terminated.

8.5 Termination of Sublicenses. Upon any termination of this Agreement, all sublicenses granted by AutovaxID under this Agreement shall terminate simultaneously, subject, nevertheless, to Section 8.4.

8.6 Effect of Termination. Upon the termination of any license granted herein as to any Licensed Product in the Territory other than pursuant to Section 8, AutovaxID and its Affiliates and Sublicensees shall promptly: (i) return to Biovest all relevant records, materials or confidential information of Biovest concerning the Biovest Licensed Product in such country in the possession or control of AutovaxID or any of its Affiliates or Sublicensees; and (ii) assign to Biovest, or Biovest’s designee, its registrations with governmental health authorities, licensees, and approvals of such Licensed Product in such country.

8.7 Surviving Rights. Termination of this Agreement shall not terminate AutovaxID’s obligation to pay all royalties which shall have accrued hereunder. The Parties’ obligations under Articles 6, 7 and 8, and Sections 9.6, 9.7 and 9.10 also shall survive termination.

8.8 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party under this Agreement prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

ARTICLE 9 – MISCELLANEOUS PROVISIONS

9.1 Relationship of Parties. Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

9.2 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other, which approval is not to be unreasonably withheld; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder; provided further, however, that AutovaxID may assign its rights, powers and obligations hereunder pursuant to the foreclosure of any lien on AutovaxID’s property, and any person exercising such power of foreclosure (and the successors and assigns thereof) shall be deemed to be substituted for AutovaxID for purposes of this Agreement upon duly executing a counterpart to this Agreement. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 9.2 shall be void.

9.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.4 Force Majeure. Neither Party shall be liable to the other for loss or damages nor shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty, accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. Notwithstanding the foregoing, nothing in this Section 9.4 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

9.5 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “Autovax” “AutovaxID” or “Biovest” or any other trade name or trademark of the other party in connection with the performance of this Agreement.

9.6 Public Announcements. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other. In the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.

9.7 Notices. Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally, (b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. Date of service of such notice shall be: (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

(a)	If to Biovest, addressed to:

Steve Arikian, M.D.

CEO and President Biovest International, Inc.

Suite 350

324 South Hyde Park Ave.

Tampa, Florida 33606

Facsimile: 813-258-6912

(b)	If to AutovaxID, addressed to:

James Carroll

AutovaxID, Inc.

1701 Macklind Avenue

St. Louis, MO 63110

Facsimile: 813-258-6912

9.8 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. This Agreement may be executed in a series of counterparts, all of which, when taken together, shall constitute one and the same instrument.

9.9 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

9.10 Dispute Resolution.

(a) Senior Officials. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated senior officials are as follows:

For AutovaxID:	James Carroll
For Biovest:	Steve Arikian M.D.

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of Section 9.10(b).

(b) Arbitration. In the event of any dispute, difference or question arising between the Parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either Party, and which dispute cannot be amicably resolved by the good faith efforts of both Parties, then such dispute shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by Biovest, one by AutovaxID, and the third by the two so chosen. If both or either of AutovaxID or Biovest fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the then President of the American Arbitration Association shall, upon the request of both or either of the Parties to the arbitration, appoint the arbitrator or arbitrators required to complete the board or, if he shall decline or fail to do so, such arbitrator or arbitrators shall be appointed by the New York office of the American Arbitration Association. The decision of the arbitrators shall be by majority vote, and, at the request of either Party, the arbitrators shall issue a written opinion of findings of fact and conclusions of law. Costs shall be borne as determined by the arbitrators. Unless the Parties to the arbitration shall otherwise agree to a place of arbitration, the place of arbitration shall be at New York, New York, U.S.A. The arbitration award shall be final and binding upon the Parties to such arbitration and may be entered in any court having jurisdiction.

9.11 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

9.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.13 Entire Agreement of the Parties. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

AUTOVAXID, INC.

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

License Agreement Signature Page

EXHIBIT A

LICENSED PATENTS

Patent #/Title	Date of Grant	Expiration Date
5330915, Pressure Control System for a Bioreactor	July 19, 1994	July 19, 2011

4889812, Bioreactor Apparatus	December 26, 1989	December 26, 2006

Patent Application

Provisional patent- attorney docket number 042433-057890 was filed on May 22, 2006 covering the key features of the Autovax instrument system.

The patent application contains the following claims:

1.	A cell culture system for the production of cells and cell-derived products comprising:

a reusable instrumentation base device incorporating hardware to support cell culture growth; and

a disposable cell bioreactor module attachable to said instrumentation base device, said module including a cell growth chamber.

2.	The cell culture system of claim 1, wherein said instrumentation device includes a pump for circulating cell culture medium through the bioreactor module.

3.	The cell culture system of claim 2, wherein said pump moves growth factor or other supplements into the cell growth chamber and removes product harvest from the cell growth chamber.

4.	The cell culture system of claim 2, wherein said instrumentation device includes a plurality of rotary selection valves to control the medium flow through the bioreactor module.

5.	The cell culture system of claim 1, wherein said instrumentation device includes a cool storage area for storing growth factor or other supplements and product harvest.

6.	The cell culture system of claim 1, wherein said instrumentation device includes a heating mechanism for heating the cell growth chamber to promote growth and production.

7.	The cell culture system of claim 6, wherein the bioreactor module includes an inlet and outlet port, said inlet and outlet ports align with air ports of the instrument device such that said heat exchange mechanism forces heated air into the module from the instrument device.

8.	The cell culture system of claim 2, further comprising a pump cassette having attached tubing, the pump cassette and tubing being insertable into the multi-channel pump.

9.	The cell culture system of claim 2, wherein said bioreactor module includes a gas blending mechanism in communication with the cell growth chamber.

10.	The cell culture system of claim 9, further comprising a pH sensor disposed in said cultureware module to control the pH of the cell culture medium.

11.	The cell culture system of claim 2, wherein said bioreactor module includes a gas exchange unit that provides oxygen and adds or removes carbon dioxide to the medium to support cell metabolism.

12. The cell culture system of claim 1, wherein said bioreactor module is pre-sterilized.

13.	The cell culture system of claim 1, wherein said bioreactor module includes a plurality of interface features integrated into the module that mate with instrument interface features in said device.

14.	The cell culture system of claim 2, wherein the cultureware module includes sensors for sensing fluid circulation rate, temperature and pH of said medium.

15.	The cell culture system of claim 1, wherein said cell growth chamber comprises a bioreactor that provides cell space and media component exchange.

16.	The cell culture system of claim 1, wherein the bioreactor module includes a fluid cycling unit disposed therein reservoirs to cycle and maintain fluid volumes within said cell growth chamber.

17.	The cell culture system of claim 16, wherein the fluid cycling unit includes a non-rigid reservoir and a second flexible reservoir in fluid communication with said first reservoir to cause elevated pressure in said first reservoir.

18.	The cell culture system of claim 1, further comprising a plurality of disposable containers for harvest collection and flushing removably connected to said module.

19.	A method for the production of cells and cell products in a highly controlled, contaminant-free environment comprising the steps of:

providing a disposable bioreactor module, said module including a cell growth chamber;

providing a reusable instrumentation base device incorporating hardware to support cell culture growth, said base device including a microprocessor control and a pump for circulating media through said cell growth chamber;

removably attaching said bioreactor module to said instrumentation base device;

introducing cells into said cell growth chamber;

fluidly attaching a source of media to said cultureware module;

programming operating parameters into said microprocessor control;

operating said pump to circulate the media through said cell growth chamber to grow cells or cell products therein;

harvesting the grown cells or cell products from the cell growth chamber; and

disposing of said cultureware module.

20.	The method of claim 19, further comprising the step of regulating the media feed rate control of the media.

21.	The method of claim 20, wherein the step of regulating the media feed rate control includes monitoring CO2 levels in the cell growth chamber to calculate lactate concentrations.

22.	The method of claim 19, further comprising the step of heating the cultureware module to promote cell growth.

23.	The method of claim 19, further comprising the step of pumping high molecular weight factor into the cell growth chamber.

24.	The method of claim 23, wherein said instrumentation base device includes a cool storage area and further comprising the step of storing the high molecular weight factor and product harvest in said cool storage area.

25.	The method of claim 19, wherein said cultureware module has an identifying bar code and further comprising the step of scanning the identifying bar code information into said microprocessor control.

26.	The method of claim 19, wherein said cultureware module includes a pH sensor disposed in said cultureware module and further comprising the step of controlling the pH of the cell culture media.

27.	The method of claim 19, wherein said cultureware module includes a gas exchange unit and further comprising the step of providing oxygen and adding or removing carbon dioxide to the media to support cell metabolism.

28.	The method of claim 19, further comprising the step of pre-sterilizing said cultureware module.

29.	The method of claim 19, wherein said cultureware module includes a plurality of interface features integrated into the module and said step of attaching said cultureware module to said instrumentation base device includes mating the module interface features with interface features on said base device.

30.	The method of claim 19, wherein said cultureware module includes sensors and further comprising the step of sensing fluid circulation rate, temperature and pH of said media.

31.	The method of claim 19, wherein said cultureware module includes a fluid cycling unit disposed therein and further comprising the step of cycling and mixing fluid of the cell medium within said cell growth chamber.

32.	The method of claim 31, wherein cycling is achieved by utilizing a sealed flexible reservoir for the EC reservoir.

33.	The method of claim 31, wherein a second flexible reservoir is used to apply indirect pressure to the EC reservoir to effect cycling.

34.	An application of the system of claim 1 for the expansion or growth of human cells of germ line or somatic origin for re-infusion or re-implantation into the same or another human for therapeutic or other benefit, such cells may be genetically modified before or after expansion to confer new or desirable characteristics upon them.

35.	An application of the instrument of claim 1 for the expansion or growth of animal cells of germ line or somatic origin (and such cells may be genetically modified before or after expansion to confer new or desirable characteristics upon the) for re-infusion or re-implantation into the same or another animal for therapeutic benefit or to confer upon the animal new or desirable traits or characteristics, such cells may be genetically modified before or after expansion to confer new or desirable characteristics upon them.

36.	Any use of the system of claim 1 that relies upon the growth or expansion of cells in the system, whether such cells are derived from the same patient or other sources and in which the cells or cell products so produced are used for the therapeutic benefit of the recipient, such cells may be genetically modified before or after expansion to confer new or desirable characteristics upon them.

EXHIBIT B

The AutovaxID - A breakthrough technology in the production of biologics for the Biotechnology industry

The AutovaxID is a self-contained automated cell growth instrument.

•	Two component design - a base or control module (1) – (numbers refer to photos in figure below)- and a disposable culture unit (2).

•	Functionally replaces conventional cell growth chambers that would take up over ten times the space.

The AutovaxID is a first-of-its kind automated modular cell growth instrument intended for research, biotechnology and pharmaceutical applications. The instrument is ideally suited for those seeking to produce any cell product including monoclonal antibodies, as well as those seeking to grow and expand a wide variety of cells. The instrument results in dramatic savings in space, manpower and consumable cost compared to conventional cell culture approaches.

The AutovaxID’s base, or control module, contains the unit’s mechanics and electronics. The disposable culture unit is a single -use disposable element containing a hollow-fiber cell growth chamber and a gas exchange cartridge. The culture unit is an integrated sealed module that snaps easily (3) into the base unit housing. Once the starter cells are introduced into the unit through an access port (4), the unit is sealed and the cells expand and grow in a temperature and CO2-regulated environment optimized for their specific needs. Cells expand in number within the growth chamber and grow for as long as required - days, weeks or longer. During this time little or no operator intervention is required.

In conventional cell culture systems in which cells are grown in flasks or bottles, the cells have to be diluted one or more times per week, and fed fresh growth medium. These manipulations are labor intensive and must be done by trained technicians. If the cells or their products are to be used for therapeutic purposes, these manipulations must done in costly clean-room facilities with sophisticated air handling systems. By contrast, cells in an AutovaxID require no splitting and are fed automatically with fresh medium. Because the cell growth units are sterile and sealed from the environment, the units can be housed in relatively inexpensive laboratory facilities.

The AutovaxID brings sophisticated hollow fiber technology within the reach of every laboratory

Each AutovaxID culture unit functionally replaces approximately 100 conventional T flasks, or a smaller number of roller bottles. This is made possible by the high surface area of the hollow fiber cartridge in which cells are grown. Hollow fiber cell culture is a proven technology for growing cells at high density in a compact space with reduced costs. Hollow fiber technology dramatically reduces the need for costly growth factors and media supplements and results in secreted product concentrations up to ten times higher than can be achieved with conventional cell culture techniques.

As an example, a typical 30 day growth run of hybridoma cells in an AutovaxID can yield up to 1 gram of monoclonal antibody in approximately 1-2 litres, 10-30 times more concentrated than could be achieved with conventional cell culture approaches. During the growth period in the AutovaxID the antibody- rich medium is continually collected in a sealed container stored a refrigerated compartment (4) integrated into the AutovaxID base unit. Typically, at the end of the run, the cell growth chamber is discarded and the product-rich medium is retained. For other applications, the cells also could be harvested and used for other purposes.

The National Cell Culture Center has utilized Biovest’s proprietary hollow fiber cartridge technology for the production of hundreds of cell lines for NIH sponsored researchers over the past 15 years.

The AutovaxID is ideal for laboratories that need to produce gram amounts of cell products such as monoclonal antibodies.

A lab developing and testing many different antibodies could operate dozens of AutovaxIDs simultaneously, each growing a different cell line. All of this could be done in a modest sized room monitored by one or two (compared to 10-12) technicians, saving time and keeping costs at a minimum.

For ease of record keeping the AutovaxID contains an on-board computer that stores all of the operational parameters of each production run. Each run can be uniquely associated with the disposable growth chamber used via the integrated bar code scanner and unique bar code associated with each culture module (6). Finally, because different cell lines may require different growth conditions, the AutovaxID is fully user programmable. Frequently used programs can be stored in the system memory after being entered through the touch-screen display (7).

The AutovaxID can also be used in applications in which the cells which are grown in the unit are collected instead of or in addition to any materials produced by the cells. Applications for the AutovaxID operated in this way include cell expansion for research or therapeutic purposes.

Advantages of the AutovaxID over conventional cell culture methods

Process/Parameter	Manual Cell Culture	AutovaxID
1. Product concentration	Variable, no ability to regulate. Typically 100mg in 1-10 L	Controlled by medium flow rate through hollow fiber reactor. Typically greater than 100mg in 1L

2. Culture-ware	Multiple manual transfers using large numbers of disposable units (flasks, etc)	Single integrated disposable culture unit. No transfers needed during production period

3. Growth conditions	Change over time as nutrients are depleted and waste products accumulate	Maintained constant over time through automated feedback loop.

4. Contamination	Possible at multiple steps	Virtually eliminated by sealed sterile culture-ware

5. Culture Oxygenation	Achieved via passive diffusion or sparging. May limit O2 availability and damage cells.	Continuously regulated via gas-exchange cartridge in media recirculation loop.

6. Batch record generation and documentation	Data must be recorded manually at intervals	In-process parameters automatically recorded and stored for record generation.

7. Product harvest	Manual harvest in batch mode, contaminated by cells and debris	Continuous automated harvest of filtered material

8. Process monitoring	Requires multiple monitoring and in-process measurement steps	Automated process monitoring with alarm alerts for out-of specification conditions

9. Scalability	Increasing production requires increasing space and manpower	Because of automation and small footprint, production can typically be scaled up in existing space with minimal additional manpower

For additional information about the AutovaxID contact:

James Carroll

General Manager

Biovest Advanced Instrumentation Division

Biovest International

377 Plantation St.

Worcester, MA 01695

508 793 0001 x 507

jcarroll@biovest.com

The AutovaxID: Changing the world of cell culture

•      Automated cell growth instrument

•      Sterile, disposable cell growth chamber

•      GMP-compliant

•      Rapid set-up

•      Touch-screen programming

•      Automated batch record generation

•      Small foot-print